Exhibit 10.1

THIRD AMENDMENT TO PURCHASE AGREEMENT

This Third Amendment to Purchase Agreement (the “Third Amendment”) is made and entered into effective as of the final date of signature below (“Amendment Effective Date”) by and between Mabtech AB, having a place of business at Augustendalstorget 9, SE-131 52, Nacka Strand, Sweden (the “Seller”) and Oxford Immunotec Limited, having a place of business at 94C Innovation Drive, Milton Park, Abingdon, Oxfordshire, OX 14 4RZ, UK (the “Buyer”). Buyer and Seller may each be referred to as a “Party” and together as the “Parties.”

WHEREAS, the Parties have entered into a Purchase Agreement dated February 6, 2010 (the “Purchase Agreement”), as amended on September 10, 2013 (the “First Amendment”) and on November 17, 2017 (the “Second Amendment”), collectively, the “Purchase Agreement”.

WHEREAS, Buyer wishes to purchase from Seller Antibodies for use in a Research use Only (RuO) kit for COVID-19/SARS-CoV-2.

WHEREAS, Buyer aims to develop an IVD kit for COVID19/SARS-CoV-2 within three years, using learnings from the use of the aforementioned Research use Only version of the kit.

WHEREAS, in view of the above the Parties have agreed to amend certain terms and conditions of the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Buyer and Supplier hereby agree as follows:

1.	Definitions

1.1.	The terms defined in the Purchase Agreement shall have the same meaning in this Amendment, unless otherwise expressly agreed in this Amendment.

2.	Amendments

2.1	Section 1.10 is hereby added to the Purchase Agreement as follows:

“RuO Field” means use of Antibodies in the production and sale of Research use Only (RuO) kits for COVID-19/SARS-CoV-2.

2.2	Section 2.3 is hereby amended and restated in its entirety as follows:

“2.3 Buyer undertakes to use the Antibodies for the sole purpose of (i) manufacturing (or having manufactured on its behalf) the Product and Diagnostic Kits, ii) selling Diagnostic Kits for use in the Field, (iii) research and development itself of new assays in the Field and (iv) during a limited period of maximum 3 years from the date of this Amendment Effective Date, in the RuO Field (for the sake of clarity, after the 3 year period lapses, the Buyer shall have no further right to use of Antibodies in the RuO Field).

Section 2.6 is hereby added to the Purchase Agreement as follows:

“2.6 The Seller retains the right to review and audit the collaboration relating to the RuO Field whenever the Seller reasonably requires and to, with one (1) month’s notice following such review and/or audit, demand that the Buyer to cease such use and sales if the use and/or sales materially negatively impacts the Seller acting reasonably, in which case the Buyer shall immediately cease with such use and sales (unless doing so would cause Buyer to breach a contractual commitment or would cause patient care to be compromised, in which case the Buyer will cease such use or sales as soon as practical)”

2.3	Section 6.4 is hereby added to the Purchase Agreement as follows:

“6.4 The Parties agree that for the kits sold in the RuO Field under the permission granted in Section 2.3 (iv) , the Buyer will pay to Seller ten percent (10%) of the Net Sales (as defined below) in addition to the Price paid for the Antibodies as set out in Schedule 3.

“Net Sales” shall mean the total number of units of Research use Only (RuO) kits for COVID-19/SARS-CoV-2 sold by Buyer to third parties or used by Buyer for the benefit of a third party multiplied by the gross invoice price per unit, less (i) deductions of returns (including withdrawals and recalls) allowed or credited, (ii)  discounts (including volume/quantity discounts) and rebates (price reductions including chargebacks) granted at the time of invoicing or later on, (iii) sales, excise (including Value Added Tax) taxes and other taxes and governmental duties and charges (actual or retroactive) levied on the invoiced amount, (iv) import or export duties actually paid in the by the Buyer. The amount of such Net Sales shall be converted into SEK at the average monthly rate of exchange as reported on Oanda (https://www.oanda.com) or such other site as agreed between the Parties.

Buyer shall send half-yearly reports of the documented sale and use to the Seller. Buyer shall maintain books and records of invoices relating to sales to and use for third party benefit, of the Research use Only (RuO) kits for COVID-19/SARS-CoV-2 for three (3) years after issuance of the respective invoice to third parties in a manner that is sufficient to enable the Seller to verify the Net Sales as defined in this Section 6.4 of this Agreement. Seller shall be entitled to audit such books and records once per calendar year. Should such audit amount in a deviation of ten (10) percent, or higher, compared to the half-yearly reports, the costs of the audit shall be borne by the Buyer. The payment of the additional ten percent (10%) of the Net Sales shall be made on an annual basis on the 31 January for all sales concluded and invoiced during the preceding year. ”

2.4	Section 13.2. is hereby amended and restated in its entirety as follows

“13.2 This Agreement may be terminated by either party at any time by giving immediate written notice to the other in the event of:

13.2.1. a breach of any of its material terms by the other party and such breach not having been remedied within 60 (sixty) days of receiving written notice to do so; provided that a breach of any obligation relevant to the purchase or sale of Antibodies for use in the RuO Field will solely entitle the non-breaching party to partially terminate the Agreement with respect to the purchase or sale, respectively, of Antibodies related to the RuO Field only;

13.2.2. the liquidation or insolvency of or the filing of bankruptcy proceedings by the other except as part of a bona fide scheme for reconstruction or amalgamation;

13.2.3. either party ceasing to trade.”

3.	Miscellaneous

3.1     The provisions of the Purchase Agreement as amended by the First and Second Amendment shall, save as amended herein, continue in full force and effect, and shall be read and construed as one document with this Third Amendment. No other changes are made to the Purchase Agreement and the parties agree that the changes in this Amendment are the only changes made to the Purchase Agreement. Any capitalized terms used and not otherwise defined in this Amendment shall have the meaning ascribed to them in the Purchase Agreement.

3.2      This Amendment may be executed in any number of counterparts, each of which is an original and which, together, have the same effect as if each party had signed the same document. Copies may be exchanged electronically, such as by e-mail (e.g. PDF) and such electronic copy of the signed document will be considered valid and binding on the signing Party.

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Signature page follows

IN WITNESS THEREOF, the Parties have executed this Third Amendment as of the Amendment Effective Date.

MABTECH AB:	OXFORD IMMUNOTEC LIMITED:

By: /s/ Niklas Ahlborg	By: /s/ Peter Wrighton-Smith

Name: Niklas Ahlborg	Name: Peter Wrighton-Smith

Title: Chief Executive Officer	Title: Chief Executive Officer

DATE: 17th June 2020	DATE: 17th June 2020